Exhibit 10.2

MANUFACTURING, DISTRIBUTION AND SALES AGREEMENT

Dated as of November 2, 2020

This Manufacturing, Distribution and Sales Agreement (this “Agreement”) is entered into on the date first set forth above (the “Effective Date”) by and between 27 Health, Inc. (“27 Health”), a Delaware corporation and a wholly owned subsidiary of Lord Global Corporation, a public Nevada corporation (“Lord Global”) and NutraLife Biosciences, Inc., a Florida corporation (“NutraLife”). Lord Global and 27 Health may be referred to collectively, as the “Company” and, together with NutraLife, may be referred to collectively, as the “Parties” and individually, be as a “Party.”

WHEREAS, the Company has exclusive world-wide rights to manufacture and market certain products (the “Rights”) including the product(s) listed on Exhibit A as may be amended form time to time (the “Coviguard Products”) pursuant to the terms of a Joint Investment and Marketing Agreement dated June 19, 2020 between 27 Health and Coviguard Corp., a Florida corporation (“Coviguard”);

WHEREAS, 27 Health has the exclusive rights to commercially exploit certain brands and trademarks related to the Coviguard Products (together with such other products, brands, trademarks and trademark rights that 27 Health may create or acquire in the future (collectively, the “New Products/Brands”); and

WHEREAS, in accordance with the terms of this Agreement, 27 Health desires to engage NutraLife to manufacture the Coviguard Product(s); and

WHEREAS, in addition, 27 Health desires that NutraLife be granted the right on a non-exclusive basis to sell and distribute (collectively, “Market”) the Coviguard Products manufactured by NutraLife pursuant to the terms of this Agreement though all channels of distribution on a worldwide basis (the “Territory”) and to undertake such advertising and marketing as determined to be necessary by NutraLife with written notice in connection therewith and subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing premises and the respective agreements, covenants, representations, warranties and conditions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article I. Manufacturing

Section 1.01 Manufacture and Supply of Products.

(a)	During the Term (as defined below), NutraLife shall manufacture and supply the Coviguard Products in accordance with specifications contained in one or more purchase orders (each, a “PO” or “Purchase Order” ) to be delivered by 27 Health to NutraLife in form and substance as agreed to by the Parties, subject to the execution of all Purchase Orders by 27 Health and NutraLife. Furthermore, as provided in Article II, that the Parties acknowledge and agree that NutraLife, in addition to manufacturing to Coviguard Products, may directly sell and distribute (collectively, “Market”) the Coviguard Products on a non-exclusive basis worldwide.

1

(b)	In the event of a conflict between the terms of this Agreement and the terms of a PO, the terms and conditions in each PO shall control.

(c)	Each PO shall be for a minimum quantity of Products as set forth in Exhibit A attached hereto, in the column entitled “Minimum Order Quantity.” The Parties agree that the PO’s may be amended from time to time, as the Parties may agree.

(d)	Upon acceptance of a PO countersigned by 27 Health, NutraLife shall manufacture and supply the Products to 27 Health in accordance with this Agreement, in compliance with applicable laws and regulation, and using generally accepted industry practice, unless 27 Health shall elect to have NutraLife Market the Coviguard Products manufactured by NutraLife pursuant to each PO.

(e)	During the Term, NutraLife shall have the exclusive right to manufacture the Coviguard Products subject to the terms of each PO and subject to NutraLife’s continued ability to meet in all material respects the production requirements of 27 Health for the Coviguard Products. In the event that NutraLife is unable, in the sole determination of 27 Health, to meet said production requirements of 27 Health, 27 Health may: (i) seek other sources for manufacture of the Coviguard Products; or (ii) terminate this Agreement as provided in Article V, Section 5.02 below.

Section 1.02 Payment.

(a)	27 Health will pay to NutraLife the per-unit price for the Coviguard Products as set forth on Exhibit A in the column entitled “Price to 27 Health” for each unit of the Coviguard Products manufactured for and delivered by NutraLife to 27 Health, with the understanding that NutraLife will not deliver to 27 Health any Coviguard Products that NutraLife Markets under this Agreement.

(b)	The Parties agree that an amount equal to 50% of the total amount of each PO shall be paid by 27 Health to NutraLife upon execution and acceptance of the each PO by 27 Health and NutraLife, with the balance due upon completion of the manufacture of the Products and prior to such Products being shipped either to 27 Health or to the third-party purchasers of the Coviguard Products which NutraLife shall Market, which balance due shall be paid by 27 Health, in the event that 27 Health directs NutraLife to deliver the Coviguard Products to 27 Health or by the third-party purchaser in the event that NutraLife directly Markets the Coviguard Products, on a case by case basis. In the event that final payment is not made by 27 Health with respect to those Coviguard Products delivered to 27 Health in a timely manner, 27 Health will pay interest on any such late payments at the lesser of 1% per month or the maximum rate permitted by applicable law.

Section 1.03 Shipments. The Coviguard Products delivered by NutraLife to 27 Health in accordance with the agreed-upon terms and delivery schedule in accordance with those Purchase Orders providing for delivery to 27 Health will be suitably packaged in accordance with the respective Purchase Orders. 27 Health will pay for all freight, insurance and other shipping expenses and title and risk of loss will pass to 27 Health upon delivery of the Coviguard Products and receipt thereof by 27 Health. NutraLife will use commercially reasonable efforts to deliver the Products on the agreed-upon delivery dates and notify 27 Health in writing of any anticipated delays. Notwithstanding the foregoing, this Section 1.03 shall not apply to Coviguard Products which NutraLife shall Market, as provided in Article II.

2

Section 1.04 Product Acceptance. The Coviguard Products delivered by NutraLife to 27 Health will be inspected and tested by 27 Health within three (3) days of receipt of delivery. If the delivered Coviguard Products do not comply with the specifications in the PO, 27 Health has the right to reject the non-conforming Coviguard Products with written notice to NutraLife. Coviguard Products not rejected within three (3) days of delivery will be deemed to be accepted by 27 Health. In the event any Coviguard Products do not comply with the specifications in the PO and are rejected by 27 Health, it may, at its option, return the Coviguard Products to NutraLife or elect to retain the Coviguard Products notwithstanding such non-conformance, in which latter event 27 Health shall remain required to pay for the Coviguard Products as set forth in Section 1.02.

Section 1.05 Warranties. NutraLife warrants that it will perform and fulfill each PO in a good, professional and workmanlike manner, and NutraLife will promptly notify 27 Health of any delay or defect in the manufacture and supply of the Coviguard Products. NutraLife warrants that the Coviguard Products will be manufactured and supplied in compliance with the specifications in the PO and in compliance with all governmental and environmental regulations, among other rules and statutes applicable to similar products intended for human use. NutraLife warrants that the Coviguard Products will be free from substantive defects in workmanship for a period of thirty (30) from the date of delivery of the shipment either to 27 Health or the third-party customer, as the case may be.

Section 1.06 The warranty does not apply to any Coviguard Products that are damaged due to the misuse, abuse, alteration or negligence of 27 Health, 27 Health’s customers or third-party customers to whom NutraHealth shall Market the Coviguard Products. NutraLife MAKES NO OTHER REPRESENTATIONS OR WARRANTIES, WHETHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COVIGUARD PRODUCTS AND EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article II. Distribution.

Section 2.01 Grant of Rights.

(a)	Subject to the terms and conditions hereof, NutraLife may elect to Market the Coviguard Products directly, without any requirement for a PO being delivered by 27 Health or accepted by NutraLife (each, a “Direct Sale”).

(b)	In connection with any Direct Sales, 27 Health hereby grants to NutraLife the right to distribute the Products through all channels of distribution, including, without limitation, via websites, in-person sales, and any and all other channels, in the Territory. 27 Health shall not modify the Coviguard Products from their specifications as of the Effective Date, other than as required to remain in compliance with applicable law, or as agreed to by 27 Health and NutraLife.

(c)	The Parties acknowledge and agree that 27 Health may work at present or in the future with other salespersons and other distributors with respect to the Coviguard Products, and that NutraLife’s rights hereunder with respect to the Direct Sales are not exclusive, other that as set forth herein.

3

Section 2.02 Payments for Direct Sales.

(a)	All Direct Sales shall be made by NutraLife to the recipient of the Products (“Buyer”) at or below the manufacturer’s suggested retail price as set forth on Exhibit A in the column entitled “MSRP”, and otherwise on terms and schedules as agreed to by NutraLife and applicable purchaser thereof.

(b)	Upon receipt from the Buyer for a Direct Sale, NutraLife shall pay to 27 Health an amount equal to (i) the “Distributor Price” as set forth on Exhibit A as applicable to such Direct Sale, less (ii) the total “Price to 27 Health” as set forth on Exhibit A as applicable to such Direct Sale. By way of example and not limitation, in the event that the MSRP for a unit of a Product is $3.25, the Distributor Price is $3.00 and the Price to 27 Health is $1.25, for each unit of such Product sold to a Buyer, NutraLife would pay to 27 Health the sum of $1.75 ($3.00 minus $1.25), and NutraLife shall be entitled to retain the balance of $1.50 (MSRP of $3.25 less then amount paid to 27 Health).

Section 2.03 Process of Direct Sales. All Direct Sales shall be handled as between NutraLife and the applicable Buyer, without any involvement of 27 Health being required, provided that NutraLife shall provide at least quarterly written updates with respect to the Direct Sales, including the Buyers, amounts sold and payments made and an accounting of the required payments due and paid to 27 Health.

Article III. Sales Leads.

Section 3.01 Identification of Customers.

(a)	In the event that NutraLife identifies a potential third-party customer (collectively, the “Customers” and individually, a “Customer”) for the Coviguard Products, but does not elect to sell the Coviguard Products directly to such Customer pursuant to Article II, which election NutraLife may make in its sole discretion, NutraLife may refer such potential Customer to 27 Health and shall provide 27 Health with information with respect to the identity of the potential Customer. 27 Health will then inform NutraLife as to whether or not 27 Health or any of its Affiliates (as defined below), Representatives (as defined below) or agents (each a “27 Health Party” and collectively, the “27 Health Parties”) are currently selling any Coviguard Products to such potential Customer(s) as of such time.

(b)	In the event that any 27 Health Party is currently selling any Coviguard Products to such potential Customer(s) as of such time, as shown by reasonable evidence provided to NutraLife is so requested (such as completed purchase orders, etc.), then such potential Customer(s) shall be termed an “Existing Customer” or “Existing Customers”).

(c)	In the event that no 27 Health Party is currently selling any Coviguard Products to such potential Customer(s) as of such time, then such potential Customer(s) shall be termed a “NutraLife Customer” or “NutraLife Customers.”

(d)	Subject to the forgoing and the other provisions herein, any references hereby with respect to one or more “Customers” shall be deemed a reference to either the Existing Customer or the NutraLife Customer, as applicable.

4

Section 3.02 Sales and Commissions.

(a)	No payments or commissions shall be due or payable to NutraLife to any sales of Coviguard Products to Existing Customers other than the costs to 27 Health for the manufacture by NutraLife of the Coviguard Products under Purchase Orders.

(b)	All sales to NutraLife Customers by 27 Health pursuant to this Article III shall be made at the MSRP for the applicable Coviguard Products as set forth on Exhibit A.

(c)	For any and all sales of Coviguard Products to NutraLife Customers pursuant to this Article III, 27 Health shall pay to NutraLife commissions in the amount of 15% of the amount actually received by 27 Health with respect to any sales of Coviguard Products to NutraLife Customers. Commissions are payable within five business (5) days of 27 Health’s receipt of payment from the applicable NutraLife Customers on Coviguard Product sales. Payments will be made by direct deposit to an account as directed by NutraLife in writing.

(d)	The payments of commissions pursuant to this Section 3.02 shall be in addition to any payments due to NutraLife pursuant to Article I.

Article IV. Additional Covenants and Agreements

Section 4.01 Applicability. The Parties acknowledge and agree that the provisions of Article I, Article II and Article III shall be applied independently, and therefore (i) Article II and Article III shall not apply with respect to POs generated by 27 Health pursuant to Article I, other than POs for the manufacture of Coviguard Products for sale to NutraLife Customers, with respect to which the provisions of Article III shall apply; (ii) Article I and Article III shall not apply in the event that NutraLife elects to manufacture and sell Coviguard Products directly pursuant to Article II; and (iii) Article II shall not apply in the event that NutraLife elects to refer any potential Customers to 27 Health pursuant to Article III, provided that the Parties agree that Article I shall continue to apply to the manufacture of the Coviguard Products for any such NutraLife Customers.

Section 4.02 Additional Agreements. In addition to the other provisions herein, the Parties agree that the following shall apply to the actions of the Parties hereunder:

(a)	Product Documentation and Supply. 27 Health will provide to NutraLife all necessary supporting documents details relating to the Coviguard Products, including specification sheets, detailed material safety data sheets, and all other commercial documents required for the sale and distribution of the Coviguard Products.

(b)	Marketing Costs. All trade marketing and advertising costs through NutraLife’s marketing channels with respect to NutraLife’s activities pursuant to Article II shall be borne by NutraLife (other than such costs as specifically set forth herein as to be paid by 27 Health). Notwithstanding the forgoing, the Parties agree that they may agree as to any other apportionment of extraordinary marketing and advertising costs between the Parties, such agreement to be given in the sole discretion of each Party. During the Term, 27 Health shall assist the NutraLife as reasonably requested in the NutraLife’s efforts to promote and sell the Coviguard Products, provided that, other than the provision of reasonable quantities of free product, support materials, and promotional literature, which shall be provided at no charge, NutraLife shall reimburse 27 Health for 27 Health’s actual costs related to such assistance.

5

Section 4.03 Customer Service; Product Refunds; Unsalable Products. With respect to any sales of Coviguard Products which are not manufactured by NutraLife (pursuant to the provisions of Section 1.01(e)) to any Buyer or Customer, 27 Health shall accept any Coviguard Products which is returned by such Buyer or Customer and shall repurchase from NutraLife at a purchase price equal to the full purchase price initially paid by NutraLife to 27 Health for such Coviguard Product for (a) any returned Coviguard Products which are unsalable only as a result of defective production; and (b) any Coviguard Products which are damaged or in otherwise an unsalable condition upon their delivery to NutraLife or the end Customer or Buyer (including, without limitation, as a result of any damaged master shippers and cartons). 27 Health will not reimburse NutraLife for any state, local or municipal excise tax stamps affixed to returned unsalable Coviguard Products, unless these Coviguard Products are deemed unsalable due to production defects. Coviguard Product’s unsalable condition will be reviewed, determined and confirmed by 27 Health, and any applicable refunds will be issued upon 27 Health’s review and determination.

Section 4.04 Alternate Manufacturers. In the event that the provisions of Section 1.01(e) are applicable, and an alternate manufacturer is engaged by 27 Health to manufacture any Coviguard Products which are then distributed by NutraLife, the Parties shall reasonably cooperate to amend this Agreement to reflect such alternate manufacturer so as to provide the Parties with substantially the same economic and operational results as though the Coviguard Products remained manufactured by NutraLife.

Section 4.05 Recall. In the event 27 Health believes that it may be necessary to conduct a field correction, market withdrawal, stock recovery, or other similar action with respect to any Product (collectively defined as a “Recall”), 27 Health shall have sole authority with respect to such Recall and the Parties shall work together to safely and effectively conduct such Recall as quickly and efficiently as possible. NutraLife shall provide the 27 Health with reasonable access to those Customers of NutraLife affected by the Recall, to the extent practicable, and all information received or compiled by NutraLife from such Customers or otherwise with respect to such Recall, except as otherwise prohibited by Law. 27 Health shall be responsible for the costs and expenses of any Recall.

Section 4.06 Annual Amendment. The Parties shall meet at least annually in the fourth calendar quarter of each year, commencing in the fourth quarter of calendar year 2021, to review and discuss the Coviguard Products and pricing as set forth on Exhibit A, provided that such review may also be completed at any other times as determined by the Parties. At such times, the Parties may, each in their sole discretion, agree to remove, to the extent applicable, one or more Coviguard Products from Exhibit A, to add certain Coviguard Products to Exhibit A or to amend any other items as set forth on Exhibit A, provided that any such amendments shall not apply to any Coviguard Products for which a Purchase Order (as defined above) has already been submitted to 27 Health, even if not fulfilled at such time.

Section 4.07 Brands. 27 Health hereby grants NutraLife the right to use the Brands, the name of 27 Health and Coviguard and any other intellectual property with respect to which 27 Health has exclusive manufacturing, sales and distribution rights under its Joint Investment and Marketing Agreement dated June 19, 2020 between 27 Health and Coviguard, solely in connection with the exercise of NutraLife’s rights and the enforcement of 27 Health’s obligations in accordance with the terms hereof. 27 Health shall provide NutraLife with any updates of its packaging, instructions, manuals, catalogues and other printed materials (including, without limitation, advertising materials) relating to the Coviguard Products, if any, within fifteen (15) calendar days of such printed materials becoming available for use. NutraLife shall notify 27 Health of any infringements of 27 Health’s intellectual property rights in the Territory of which NutraLife becomes aware. Prosecution of infringement shall be at 27 Health’s discretion and cost unless such infringement is caused by NutraLife, in which event the other provisions herein, including Article VII, shall control. Nonetheless, 27 Health agrees to and will act in good faith to maintain the value of the Brands’ and Coviguard Products’ respective intellectual property rights. Any damages received shall be credited to 27 Health. NutraLife shall offer all reasonable assistance to 27 Health in infringement procedures as well as in any other procedure to maintain the intellectual property rights related to the Coviguard Products, including submission of proof of use.

6

Section 4.08 Public Announcement. The Parties agree that any public announcement relating to the transactions set forth herein will not be issued containing the name of any Party without express written approval of the other Parties, unless otherwise required by applicable law. The Parties acknowledge and agree that both Lord Global and NutraLife are publicly traded entities and are required to release certain information for the purposes of compliance.

Section 4.09 Compliance with Law. Each Party shall comply with all United States federal, state and municipal securities and other applicable laws, rules, regulations, standards and orders (collectively, “Applicable Laws”) in connection with its activities hereunder; provided, however, that 27 Health shall be solely responsible for complying with all other Applicable Laws with regard to the composition, makeup, development, and manufacture of the Coviguard Products, and 27 Health shall be solely responsible for complying with all other Applicable Laws with regard to the supply, advertising and marketing of the Coviguard Products (including, without limitation, any labels affixed to the Coviguard Products and the content of any advertising or marketing materials relating to the Coviguard Products which are provided to NutraLife by 27 Health), and 27 Health’s license, distribution and sale of the Coviguard Products to third parties other than NutraLife, and shall indemnify, defend and hold harmless the NutraLife and the Existing Customers from any liability as a result of the use of the Coviguard Products or any damages resulting therefrom.

Section 4.10 Compliance with Laws and Regulatory Matters.

(a)	General Compliance. Each of 27 Health and NutraLife shall be responsible for obtaining and maintaining all governmental registration and approvals required for the completion of its obligations hereunder, at such Party’s own expense. The Parties shall also at all times comply with all Applicable Laws (as defined above) and follow all generally accepted industry standards in accordance with all regulatory agencies, applicable to the sale and distribution of the Coviguard Products and to the operations and business of 27 Health and NutraLife throughout the Territory, including without limitation, all Applicable Laws, including federal, state and local anti-dumping and consumer protection laws and regulations, among others. The Parties shall procure all permits, licenses and insurance (including, without limitation, workers’ compensation or similar coverage) necessary or required by any governmental authority to perform its obligations under this Agreement. Each of 27 Health and NutraLife shall, upon request by the other Party, promptly provide to the requesting Party written evidence of each and all such compliance with Applicable Laws and corresponding regulations.

(b)	Regulatory Matters. Each of the Parties shall comply with all Applicable Laws which are applicable to their respective operations, duties and obligations hereunder.

7

Section 4.11 Regulatory Assistance and Inquiry. Each Party agrees to cooperate, as reasonably requested by the other Party, to assist in obtaining all necessary regulatory approvals to the extent such assistance of the other Party is necessary. The Party requesting assistance shall bear the reasonable costs and expenses of the complying Party’s cooperation. Each Party shall promptly and in any event within fifteen (15) days after receipt of any notice of inquiry from any local, state, national or international regulatory agency or government department, inform the other in writing of such formal or informal inquiry relating to the Coviguard Products.

Article V. Term and Termination

Section 5.01 Term. Subject to earlier termination or extension as provided herein, the term of this Agreement shall commence upon the Effective Date and shall continue for a five (5) year period (the “Initial Term”). There shall be automatic (subject to the below) consecutive extensions of the term of this Agreement (each, a “Renewal Term” and, together with the Initial Term, the “Term”) of one (1) year duration for each Renewal Term. Subject to the terms and conditions herein, upon the expiration of the Initial Term and any later Renewal Term, the Term shall automatically be renewed for each successive Renewal Term unless either Party elects not to renew the Initial Term or any renewal term upon written notice to the other Party; provided, however, that any notice not to renew must be delivered at least thirty (30) days prior to the expiration of the Initial Term or the Renewal Term, as the case may be.

Section 5.02 Termination. This Agreement and the Term may be terminated:

(a)	At any time upon the mutual written agreement of the Parties;

(b)	by either Party upon ten (10) days’ prior written notice to the other Party upon the material breach by the other Party of any of its covenants, agreements, representations or warranties set forth in this Agreement, unless such breach is cured within such ten (10) days’ notice period; or

(c)	immediately by either Party upon written notice to the other Party upon (i) the discontinuance, dissolution, liquidation and/or winding up of the other Party’s business or (ii) the making, by the other Party, of any general assignment or arrangement for the benefit of creditors; the filing by or against the other Party of a petition to have it adjudged bankrupt under bankruptcy or insolvency laws, unless such petition shall be dismissed or discharged within sixty (60) days; (iii) the appointment of a trustee or receiver to take possession of all or substantially all of such Party’s assets, where possession is not restored to the appropriate Party within thirty (30) days; or (iv) the attachment, execution or judicial seizure of all or substantially all of the other Party’s assets where attachment, execution or judicial seizure is not discharged within thirty (30) days; or

(d)	the determination by 27 Health not to proceed with or devote further efforts to the manufacture, marketing, distribution and sale of the Coviguard Products pursuant to the a Joint Investment and Marketing Agreement dated June 19, 2020 between 27 Health and Coviguard.

Section 5.03 Effect of Termination. Upon the expiration or earlier termination of this Agreement:

(a)	Subject to the provisions of Section 5.04, all rights granted to NutraLife under this Agreement shall terminate, and all such rights shall revert back to 27 Health.

8

(b)	In the event of a termination of this Agreement for any reason, then, at NutraLife’s election, either (i) 27 Health shall repurchase from NutraLife within thirty (30) days of the termination of this Agreement, at a price equal to one hundred percent (100%) of the price actually paid to 27 Health by NutraLife for any applicable Coviguard Products manufactured by NutraLife in compliance with the quality standards set forth in thePOs, consistuent with ther business practices of the Parties under this Agreement, calculated on a FIFO basis, all quantities of the Coviguard Products which are unsold by NutraLife as of the effective date of termination; or (ii) NutraLife shall, following any such termination, continue to have a right to sell any Coviguard Products then received and paid for by NutraLife. Any Coviguard Products(s) required to be repurchased by 27 Health hereunder shall be delivered to 27 Health at a location designated by 27 Health and 27 Health shall be responsible for all shipping and associated costs for such return shipment as a result of this Section 5.03(b).

Section 5.04 Exclusivity and Non-Circumvention for NutraLife Customers.

(a)	Except as otherwise expressly provided herein, including with respect to any NutraLife Customers, the rights and licenses granted under this Agreement are not exclusive to NutraLife. Subject to the terms and conditions herein, 27 Health may utilize any other 27 Health Party to distribute any Coviguard Products to any Existing Customer.

(b)	27 Health agrees that, during the Term and for a period of two (2) years thereafter (subject to the provisions of Section 5.04(c), the “Tail Period”), 27 Health shall not, and shall use its commercially reasonable efforts to cause any 27 Health Party not to, (i) contact any NutraLife Customer with respect to the Coviguard Products without the prior notification to and approval of NutraLife; (ii) take any actions that would reasonably be expected to result in a sale of Coviguard Products to a NutraLife Customer to occur without the involvement or approval of the NutraLife; (iii) directly or indirectly, as an owner, officer, director, employee or agent, sell, give or otherwise provide any Coviguard Products to any NutraLife Customer or enter into any agreement with NutraLife Customer or any of its Affiliates with respect to the sale and purchase of any Coviguard Products without the involvement of and approval of the NutraLife or in any manner that could reasonably be expected to reduce, or in any other manner avoid or interfere with, directly or indirectly the profit amounts that would be received by NutraLife upon any sales of any Coviguard Products to such NutraLife Customer (and, with respect to the Tail Period, assuming that this Agreement had remained in effect as of such time); or (iv) utilize any 27 Health Party to circumvent or attempt to circumvent the intent of this Agreement. The Company shall cause each 27 Health Party to comply with the terms of this Section 5.04, and the Company shall be responsible for any breach of the terms and conditions hereunder by aby such 27 Health Party. Any consent required pursuant to this Section 5.04 may be given or withheld in the sole discretion of the NutraLife. The Parties acknowledge and agree that the intent of this Section 5.04(b) is that, among other things, in the event that the Tail Period applies, no sales of any Coviguard Products to any NutraLife Customer shall be made unless NutraLife receives the profit that it would have made on such sale in the event that such sale had been made during the Term as a result of NutraLife marketing efforts. In the event that any such sale in the Tail Period is for a new previously unsold Coviguard Product, the Parties shall reasonably agree on what would be a customary profit or commission for such sales of such Coviguard Products. The Parties further acknowledge and agree that NutraLife may consent to sales of Coviguard Products to a NutraLife Customer by 27 Health or a 27 Health Party during the Tail Period conditioned on customary and reasonable commissions being paid to NutraLife with respect to such sales.

9

(c)	Notwithstanding the provisions of Section 5.04(b), in the event that 27 Health terminates this Agreement pursuant to the provisions of Section 5.02(b) due to a material uncured breach by NutraLife of any of its covenants, agreements, representations or warranties set forth in this Agreement, then the Tail Period as set forth in Section 5.04(b) shall not apply and shall be deemed null and void following such termination.

Article VI. Representations and Warranties

Section 6.01 Mutual Representations and Warranties. Each Party represents and warrants to the other Party that the representing party is an entity duly organized, validly existing and in good standing under the laws of the State of its organization and it has the complete right, power and authority to enter into this Agreement and the ability, power, and authority to perform all of its obligations hereunder, and this Agreement constitutes a valid and legally binding obligation of such representing Party, enforceable against such Party in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other laws of general application relating to or affecting the enforcement of creditors’ rights generally.

Section 6.02 Representations and Warranties of NutraLife. NutraLife represents and warrants to 27 Health that:

(a)	no consent or approval is required by any Person for NutraLife to enter into this Agreement or for NutraLife to exercise the rights granted hereunder and the execution, delivery and performance by NutraLife of this Agreement and the consummation of the transactions contemplated herein do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of NutraLife; or (ii) conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to NutraLife;

(b)	no consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to NutraLife in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

(c)	there are no pending or threatened actions, suits or claims against NutraLife or any of its Affiliates that would impair NutraLife’s ability to enter into this Agreement;

(d)	NutraLife is now in compliance in all material respects with all Applicable Laws relating to its business; and

(e)	NutraLife possesses and shall maintain in full force and effect at all times during the term of this Agreement all licenses, permits and similar authorizations required for the performance of its obligations hereunder.

10

Section 6.03 Representations and Warranties of 27 Health. 27 Health represents and warrants to NutraLife the following:

(a)	no consent or approval is required by any Person for 27 Health to enter into this Agreement or for 27 Health to exercise the rights granted hereunder and the execution, delivery and performance by 27 Health of this Agreement and the consummation of the transactions contemplated herein do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of NutraLife; or (ii) conflict with or result in a violation or breach of any provision of any Applicable Law or Governmental Order applicable to NutraLife;

(b)	no consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to 27 Health in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein;

(c)	there are no pending or threatened actions, suits or claims against 27 Health or any of 27 Health’s Affiliates (i) relating to the Coviguard Products or (ii) that would impair 27 Health’s ability to enter into this Agreement;

(d)	27 Health has not entered into any oral or written contract or negotiations with any third parties which would impair the rights granted to NutraLife under this Agreement, or limit the effectiveness of this Agreement, nor is it aware of any claims or actions which may limit or impair any of the rights granted to NutraLife hereunder; provided that, notwithstanding the prior provisions of this Section 6.03(d), the Parties acknowledge and agree that the rights granted to NutraLife under his Agreement are non-exclusive and nothing contained herein is intended to preclude 27 Health or a 27 Health Party from marketing and selling the Coviguard Products to any Existing Customer or any other third-party customer that is not a NutraLife Customer;

(e)	other than as specifically referenced herein, all intellectual property rights, materials and work product relating to the Coviguard. Products are owned by 27 Health and, to 27 Health’s knowledge, do not infringe or violate any copyrights, trademarks, trade secrets, patents or other proprietary rights of any kind belonging to any third party or violate any right of privacy, right to publicity, misappropriate anyone’s name or likeness or contain any defamatory, obscene or illegal material;

(f)	27 Health is now in compliance in all material respects with all Applicable Laws relating to its business and Coviguard Products in the Territory; and

(g)	the Coviguard Products sold to NutraLife by 27 Health hereunder will be free and clear of any liens or encumbrances created by 27 Health.

11

Article VII. Indemnification

Section 7.01 Indemnification by 27 Health. 27 Health shall indemnify, defend and hold NutraLife and its Affiliates, and its and their respective shareholders, members, managers, directors, officers, agents, employees, and representatives, as the case may be (collectively, “Representatives”), harmless from and against any and all actual damages, fines, fees, penalties, liabilities, claims, losses, demands, suits, judgments, awards, settlements, actions, obligations, costs and expenses (including reasonable costs of attorneys, accountants and other experts or other reasonable expenses of litigation or other Actions (as defined below) or of any default or assessment (collectively, “Losses”) that are caused by or shall arise out of any of the following: (i) any product liability claims or claims for property damage, personal injury or death arising from or relating to any use of the Coviguard Products; (ii) any actions by Persons claiming ownership or other rights in the Coviguard Products or the intellectual property rights relating thereto other than to the extent caused by the actions of NutraLife; (iii) any actual or alleged infringement by the Coviguard Products or any intellectual property rights relating thereto, or any advertising materials with respect thereto, in each case to the extent provided by 27 Health, of any intellectual property rights of any third parties or misappropriation of any trade secrets of any third parties; (iv) 27 Health’s breach of any representations, warranties, covenants or agreements contained in this Agreement, unless the Loss arises from the gross negligence of NutraLife or any of its Representatives; (v) any claims or actions arising out of the failure by 27 Health to comply with any Applicable Laws relating to the development, manufacturing, advertising, marketing, labeling, distribution or sale of the Coviguard Products (except as otherwise subject to indemnification by NutraLife in accordance with Section 7.02, (vi) any class actions or governmental or regulatory investigations, inquiries, or actions relating to 27 Health’s business or the Coviguard Products; or (v) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with 27 Health (or any Person acting on its behalf) in connection with any transactions contemplated herein.

Section 7.02 Indemnification by NutraLife. NutraLife shall indemnify, defend and hold 27 Health and its Affiliates and its and their Representatives harmless from and against any and all Losses that are caused by or shall arise out of (i) any claims or actions arising out of the failure by NutraLife or its Representatives to comply with its obligations hereunder with respect to any Applicable Laws relating to NutraLife’s distribution of the Coviguard Products in the Territory (except to the extent any such Losses are caused by or relate to the Coviguard Products or any materials provided or made available by 27 Health or its contractors and agents to NutraLife); or (ii) NutraLife’s breach of any representations, warranties, covenants or agreements contained in this Agreement, unless the Loss arises from the gross negligence of 27 Health or any of its Representatives, or (iii) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any such Person with NutraLife (or any Person acting on its behalf) in connection with any transactions contemplated herein.

Section 7.03 Procedures for Indemnification; Defense.

(a)	Definition. The Person entitled to indemnification under this Article VII is referred to as the “Indemnified Party” and the Party obligated to provide indemnification under this Article VII is referred to as the Indemnifying Party”).

12

(b)	Third-Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any legal action, suit, claim, investigation, hearing or proceeding, including any audit, claim or assessment for taxes or otherwise (each, an “Action” made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third-Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.03(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof, provided that the fees and disbursements of such counsel shall be at the expense of the Indemnified Party.

(c)	Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.03(c). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.03(b), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

13

(d)	Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) calendar days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) calendar day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(e)	Cooperation. Upon a reasonable request made by the Indemnifying Party, each Indemnified Party seeking indemnification hereunder in respect of any Direct Claim, hereby agrees to consult with the Indemnifying Party and act reasonably to take actions reasonably requested by the Indemnifying Party in order to attempt to reduce the amount of Losses in respect of such Direct Claim. Any costs or expenses associated with taking such actions shall be included as Losses hereunder.

Section 7.04 Periodic Payments. Any indemnification required by this Article VII for reasonable costs, disbursements or expenses of any Indemnified Party in connection with investigating, preparing to defend or defending any Action shall be made by periodic payments by the Indemnifying Party to each Indemnified Party during the course of the investigation or defense, as and when bills are received or costs, disbursements or expenses are incurred. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VII, the Indemnifying Party shall satisfy its indemnification obligations within thirty (30) calendar days of such agreement or adjudication.

Section 7.05 Insurance. Any indemnification payments hereunder shall take into account any insurance proceeds or other third-party reimbursement actually received.

Section 7.06 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.

Section 7.07 Limitation on Damages. In no event will any Party be liable to any other Party under or in connection with this Agreement or in connection with the transactions contemplated herein for special, general, indirect, consequential, or punitive or exemplary damages, including damages for lost profits or lost opportunity, even if the Party sought to be held liable has been advised of the possibility of such damage.

14

Article VIII. Miscellaneous

Section 8.01 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to be in default under, or in breach of any provision of, this Agreement for failure or delay in fulfilling or performing any obligation of this Agreement, other than the obligation to make money payments, when such failure or delay is due to a Force Majeure Event (as defined below), and without the fault or negligence of the Party so failing or delaying. The Party whose performance is affected by a Force Majeure Event (the “Affected Party”) shall give prompt notice to the other Party stating the details and expected duration of the event. Once said notice is given, the Parties shall keep each other appraised of the situation until the Force Majeure Event terminates or this Agreement is terminated, whichever occurs first. If the performance of the Affected Party does not resume within six (6) months of the occurrence of a Force Majeure Event, the other Party shall have the right to terminate this Agreement without penalty. “Force Majeure Event” shall mean any event beyond the reasonable control of the Party affected by such circumstance, including, but not limited to, an act of God, delay or loss in transportation, fire, flood, earthquake, storm, war, terrorism, riot, revolt, act of public enemy, embargo, explosion, civil commotion, strike, labor dispute, loss or shortage of power, impossibility of obtaining or shortage in supply of raw materials or finished Product, or any adverse determination with respect to any law, rule, regulation, or order, or any other action by any third party, public authority, or regulatory body that prohibits or materially impairs either Party from performing its obligations under this Agreement, provided that the Parties acknowledge and agree that they are entering into this Agreement during the current COVID-19/coronavirus pandemic and have considered the effects thereof, and such pandemic shall not constitute a “Force Majeure Event”.

Section 8.02 Notices. All notices under this Agreement shall be in writing. Notices may be served by certified or registered mail, postage paid with return receipt requested; by private courier, prepaid; by other reliable form of electronic communication; or personally. Mailed notices shall be deemed delivered five (5) days after mailing, properly addressed. Couriered notices shall be deemed delivered on the date that the courier warrants that delivery will occur. Electronic communication notices shall be deemed delivered when receipt is either confirmed by confirming transmission equipment or acknowledged by the addressee or its office. Personal delivery shall be effective when accomplished. Any Party may change its address by giving notice, in writing, stating its new address, to the other Party. Subject to the forgoing, notices shall be sent as follows:

If to NutraLife:

NutraLife Biosciences, Inc.

Attn: Edgar Ward

6601 Lyons Road, Suite L-6

Coconut Creek, FL 33073

Email: edgar@nutralifebiosciences.com

With a copy, which shall not constitute notice, to:

Anthony L.G., PLLC

Attn: John Cacomanolis

625 N. Flagler Drive, Suite 600

West Palm Beach, FL 33401

Email: JCacomanolis@anthonypllc.com

15

If to the Company, to:

27 Health, Inc.

Attn: Joseph Frontiere

2140 South Dupont Hwy

Camden, DE 19934

Email: JFrontiere@gmail.com

With a copy, which shall not constitute notice, to:

The Lonergan Law Firm, LLC

Attn: Lawrence R. Lonergan, Esq.

96 Park Street

Montclair, NJ 07042

Email: llonergan@wlesq.com

Section 8.03 Entire Agreement. This Agreement sets forth all the promises, covenants, agreements, conditions and understandings between the Parties, and supersedes all prior and contemporaneous agreements, understandings, inducements or conditions, expressed or implied, oral or written, except as herein or therein contained.

Section 8.04 Survival. The provisions of Section 5.04, Article VII and Article VIII of this Agreement, and such additional provisions as required to give effect thereto, shall survive any termination or expiration hereof, and provided that no expiration or termination of this Agreement shall excuse a Party for any liability for obligations arising prior to such expiration or termination.

Section 8.05 Binding Effect; Assignment. This Agreement shall be binding upon the Parties, their heirs, administrators, successors and assigns. Except as otherwise provided in this Agreement, neither Party may otherwise assign or transfer its interests herein, or delegate its duties hereunder, without the written consent of the other Party. Any assignment or delegation of duties in violation of this provision shall be null and void.

Section 8.06 Amendment. Other than as specifically set forth herein, no amendment, modification, termination, discharge or change (collectively, “Amendment”) of this Agreement shall be valid and effective, unless the Parties shall unanimously agree in writing to such Amendment.

Section 8.07 Further Assurances. Following the Effective Date and until the earlier termination of this Agreement in accordance with its terms, subject to extension in the event that the Tail Period is applicable, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated herein.

Section 8.08 No Waiver. No waiver of any provision of this Agreement shall be effective unless it is in writing and signed by the Party against whom it is asserted, and any such written waiver shall only be applicable to the specific instance to which it relates and shall not be deemed to be a continuing or future waiver.

16

Section 8.09 Gender and Use of Singular and Plural. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

Section 8.10 Headings. The article and section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement.

Section 8.11 Governing Law. This Agreement, and any dispute arising out of, relating to, or in connection with this Agreement, shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or of any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

Section 8.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached and that each Party hereto shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of the provisions hereof and to enforce specifically the terms and provisions hereof, without the proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy, and agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (a) the other Party has an adequate remedy at law, or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 8.13 Enforcement of the Agreement; Jurisdiction; No Jury Trial.

(a)	Subject to Section 8.12 and Section 8.14, each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising under this Agreement, or for recognition and enforcement of any judgment or arbitral award or resolution in respect of this Agreement, shall be brought and determined exclusively in the courts of the State of Florida located in Broward County, Florida or in the event (but only in the event) that such courts do not have subject matter jurisdiction over such action or proceeding, in the United States District Court sitting in Broward County, Florida (the “Selected Courts”). Each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Selected Courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Selected Courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Selected Courts for any reason other than the failure to serve in accordance with this Section 8.13; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum; (ii) the venue of such suit, action or proceeding is improper; or (iii) this Agreement, or the subject matter of this Agreement, may not be enforced in or by the Selected Courts.

17

(b)	EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT

Section 8.14 Arbitration. Other than as set forth in Section 8.12, any controversy, claim or dispute arising out of or relating to this Agreement shall be resolved by arbitration in Coconut Creek, Florida pursuant to then-prevailing rules of the American Arbitration Association. The arbitration shall be conducted by three arbitrators, with one arbitrator selected by each Party and the third arbitrator selected by the two arbitrators so selected by the Parties. The arbitrators shall be bound to follow the applicable Agreement provisions in adjudicating the dispute. It is agreed by both Parties that the arbitrators’ decision is final, and that no Party may take any action, judicial or administrative, to overturn such decision. The judgment rendered by the arbitrators may be entered in the Selected Courts. Each Party will pay its own expenses of arbitration and the expenses of the arbitrators will be equally shared provided that, if in the opinion of the arbitrators any claim, defense, or argument raised in the arbitration was unreasonable, the arbitrators may assess all or part of the expenses of the other Party (including reasonable attorneys’ fees) and of the arbitrators as the arbitrators deem appropriate. The arbitrators may not award either Party punitive or consequential damages.

Section 8.15 Attorneys’ Fees. If any Party hereto is required to engage in litigation against any other Party, either as plaintiff or as defendant, in order to enforce or defend any rights under this Agreement, and such litigation results in a final judgment in favor of such Party (“Prevailing Party”), then the party or parties against whom said final judgment is obtained shall reimburse the Prevailing Party for all direct, indirect or incidental expenses incurred, including, but not limited to, all attorneys’ fees, court costs and other expenses incurred throughout all negotiations, trials or appeals undertaken in order to enforce the Prevailing Party’s rights hereunder.

Section 8.16 Severability; Expenses. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible. Except as otherwise specifically provided in this Agreement, each Party shall be responsible for the expenses it may incur in connection with the negotiation, preparation, execution, delivery, performance and enforcement of this Agreement.

Section 8.17 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other person or entity any rights or remedies of any nature whatsoever under or by reason of this Agreement other than as specifically set forth herein, including, without limitation, in Article VII.

18

Section 8.18 Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

(a)	“Affiliate” means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or to cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

(b)	“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

(c)	“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

(d)	“Law” or “Laws” shall mean all present and future laws, as amended from time to time, including, without limitation, any rules, orders, ordinances, regulations, statutes, requirements, codes, executive orders, binding restrictions, rules of common law, and any judicial interpretations thereof, extraordinary as well as ordinary, of all Governmental Authorities, and all rules, regulations, and government orders with respect thereto.

(e)	“Person” means, any individual, corporation, partnership, limited liability company, trust, estate, or other entity, unincorporated organization or government, or other agency or political subdivision thereof.

Section 8.19 Execution in Counterparts, Electronic Transmission. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. The signature of any Party which is transmitted by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile machine, for purposes hereof, is to be considered as an original signature, and the document transmitted is to be considered to have the same binding effect as an original signature or an original document.

[Signatures appear on following page]

19

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

NutraLife Biosciences, Inc.

By:	/s/ Edgar Ward
Name:	Edgar Ward
Title:	Chief Executive Officer

27 Health, Inc.

By:	/s/ Joseph Frontiere
Name:	Joseph Frontiere
Title:	Chief Executive Officer

20

EXHIBIT A

Products, Pricing Structure

Product	Price to 27 Health	MSRP	Distributor Price	Minimum Order Quantity

Covi-Guard 2 oz. Oral sanitizer	$1.25			25,000 units

21